Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando (646) 536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Agrees to Acquire Specialty Surgical Instruments

WARSAW, Ind., August 29, 2007 — Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry and other medical markets, announced today that it has entered into a definitive agreement to acquire Specialty Surgical Instruments (SSI) and Ultra Containers of America (UCA), a leading provider of specialty surgical instruments and sterilization containers, for $15.1 million in cash on a debt free basis, subject to certain adjustments.  Symmetry Medical has also entered into a two year agreement for a potential earn out with SSI and UCA.  The acquisition is expected to close by September 30, 2007.

SSI, based in Nashville, TN, has a 30-year history of offering targeted sales, marketing and distribution programs to serve the key surgical specialties of neurological, spine, orthopedics, cardiovascular, ENT, laparoscopy and ophthalmology.  The company’s portfolio includes its own line of Ultra Instruments and includes the UCA - Ultra Container system, a hospital-proven, closed container system that is designed to store and transport sterilized instruments.   The Ultra Instruments and UCA - Ultra Containers are offered through SSI distribution channels and will continue with Symmetry Medical.  SSI’s Ultra Instruments and Ultra Containers will now be part of Symmetry Medical’s standard products.  SSI and UCA reported 2006 revenues of approximately $21 million.  SSI has an in-house sales staff of 25 representatives.

Brian Moore, President and Chief Executive Officer, stated, “SSI is an excellent strategic fit for Symmetry Medical.  This acquisition will be consistent with our long-term efforts to further diversify our business into other medical device markets and helps strengthen our competitive advantage as a Total Solutions® provider.  SSI’s strong distribution channels offer the opportunity to increase our penetration directly into hospitals and deliver additional cross-selling opportunities to our customers. Further, the acquisition will extend Symmetry’s product reach into surgical specialties where we previously had limited presence, including cardiovascular, ENT and ophthalmology.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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